Exhibit 4.35

EXECUTION COPY POLYMER GRADE PROPYLENE PURCHASE AND SALE AGREEMENT (SPLITTERS) This POLYMER GRADE PROPYLENE PURCHASE AND SALE AGREEMENT (SPLITTERS) dated as of May 1, 2021 (the “Effective Date”), is by and between ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (“Enterprise”), and ESENTTIA S.A., a corporation organized and existing under the laws of Colombia (“Purchaser”). WITNESSETH: WHEREAS, with respect to each Contract Year during the Term, Purchaser desires to commit to purchase certain quantities of PGP, subject to the terms and conditions of this Agreement; and WHEREAS, Enterprise is willing to commit to sell such PGP to Purchaser, subject to the terms and conditions of this Agreement. NOW THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Enterprise and Purchaser hereby agree as follows: ARTICLE I DEFINITIONS 1.1 “Affiliate” shall mean, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person. The term “control” (including its derivatives and similar terms) of a relevant Person shall mean possessing (whether through beneficial ownership of capital stock or other similar interests, by contract, agreement or otherwise), directly or indirectly, the power to vote fifty percent (50%) or more of the voting stock or other voting ownership or equity interests of any such relevant Person. 1.2 “Agreement” shall mean this Polymer Grade Propylene Purchase and Sale Agreement (Splitters) (including any exhibits, supplements or other attachments hereto), as amended, restated, supplemented or otherwise modified from time to time. 1.3 “Barrel” shall mean 42 Gallons. 1.4 “Billing Month” shall have the meaning set forth in Section 5.2. 1.5 “Business Day” shall mean any day (other than a Saturday or a Sunday) that commercial banks in Houston, Texas, are open for business. 1.6 “Commercially Reasonable Efforts” means, with respect to performance by either Party of the applicable obligations under this Agreement, the efforts a reasonable person in such Party’s position would use to attempt to satisfy performance of such obligations, but not obligating such Party to incur expenditures exceeding the amount a reasonable person would incur for performance of the applicable obligations under the circumstances. For clarity, the Parties expressly intend the obligation to utilize Commercially Reasonable Efforts requires a lesser effort on the part of the performing Party than the obligation to utilize “best efforts.” The Parties agree that an obligation to utilize “best efforts” means the performing Party must do essentially everything in its DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

2 power to complete performance of the applicable obligations irrespective of the cost to the performing Party. 1.7 “Contract Month” shall mean a period of time commencing at 7:00 a.m. (Central Time) on the first day of a calendar month and ending at 7:00 a.m. (Central Time) on the first day of the next successive calendar month. 1.8 “Contract Year” shall mean a period of time commencing at 7:00 a.m. (Central Time) on the Effective Date or any anniversary of the Effective Date and continuing for a period of 12 Contract Months thereafter. 1.9 “Delivery Point” shall mean the centrally located pipeline header facilities operated by Enterprise or one of its Affiliates on property in the vicinity of the Enterprise Storage Facility for subsequent delivery into the PGP storage account of Purchaser at the Mont Belvieu Complex pursuant to the PGP Storage Lease, subject to the terms and conditions of the PGP Storage Lease. 1.10 “Effective Date” shall have the meaning set forth in the preamble of this Agreement. 1.11 “Emissions Capital Costs” shall have the meaning set forth in Section 9.2. 1.12 “Emission Compliance Expenses” shall mean any and all ongoing operational expenses incurred by Enterprise, directly or indirectly, to comply with any Emission Requirement (other than Emissions Capital Costs). 1.13 “Emission Requirement” shall mean any Law (i) imposing restrictions on the emissions of GHGs, including, without limitation, tradable carbon dioxide emission allowances, tradable carbon rights program, or any other program to reduce global warming, reduce carbon dioxide emissions or mitigate climate change, or (ii) imposing or levying taxes, fines or other sums payable to a Governmental Authority with respect to the emission of GHGs subsequent to the Effective Date. 1.14 “Enterprise” shall have the meaning set forth in the preamble of this Agreement. 1.15 “Enterprise Storage Facility” shall mean the polymer grade propylene underground storage facility owned by an Affiliate of Enterprise located in the Mont Belvieu Complex. 1.16 “Expansion” shall mean a potential expansion by Purchaser of its PGP-consuming facilities in Cartagena, Colombia. For avoidance of doubt, nothing herein shall require Purchaser to pursue an Expansion. 1.17 “Expansion Notice” shall mean a written notice provided by Purchaser to Enterprise indicating it is pursuing an Expansion. Any such Expansion Notice must be provided by Purchaser to Enterprise no later than December 31, 2022. If Purchaser fails to provide an Expansion Notice to Enterprise on or prior to December 31, 2022, then Purchaser shall be automatically deemed to have waived its right to provide such a notice to Enterprise, and any such Expansion Notice provided by Purchaser after such date shall be void and of no force and effect. If Purchaser elects not to pursue an Expansion, Purchaser shall not be required to provide an Expansion Notice to Enterprise. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

3 1.18 “Expansion Notice Effective Date” shall mean the date specified by Purchaser in the Expansion Notice of the effective date of the Expansion, which effective date shall be at least 12 Contract Months from the date of the Expansion Notice. 1.19 “Force Majeure” shall have the meaning set forth in Section 13.2. 1.20 “Gallon” shall mean a United States gallon of 231 cubic inches of liquid at 60 degrees Fahrenheit and at the equilibrium vapor pressure of the liquid. 1.21 “GHGs” shall mean carbon dioxide (CO2) and/or any other greenhouse gases, including, without limitation, methane (CH4), nitrous oxide (N2O), sulfur hexafluoride (SF6), hydro fluorocarbons (HFCs), perfluorocarbons (PFCs) or any other fluorinated greenhouse gases. 1.22 “Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction. 1.23 “Indemnifying Party” shall have the meaning set forth in Section 11.3. 1.24 “Index” shall have the meaning set forth in Section 4.1. 1.25 “Initial Term” shall have the meaning set forth in Section 2.1. 1.26 “Law” shall mean the applicable treaties, statutes, laws, rules, regulations, decrees, ordinances, licenses, permits, compliance requirements, decisions, orders, directives, and agreements of, and/or concessions and arrangements authorized, enacted or implemented by or with, any Governmental Authority. 1.27 “Measurement Meter” shall have the meaning set forth in Section 8.1. 1.28 “Measurement Procedures” shall mean the measurement procedures set forth in Exhibit A. 1.29 “Mont Belvieu Complex” shall mean the fractionation and natural gas liquids storage facilities and other processing and storage facilities located in Chambers County, Texas in or in the vicinity of Mont Belvieu, Texas operated by Enterprise or its Affiliates, as applicable, and their successors or assigns, as such facilities exist now or they may be expanded in the future during the Term. 1.30 “Monthly Maximum Quantity” shall mean, with respect to a Contract Month, 68,000,000 Pounds of PGP; provided, however, if on the Expansion Notice Effective Date (if it occurs) the PDH II Effective Date has not yet occurred, then beginning on the Expansion Notice Effective Date (if it occurs) and continuing until the PDH II Effective Date, the Monthly Maximum Quantity shall be 80,000,000 Pounds of PGP; after the PDH II Effective Date occurs, the Monthly Maximum Quantity shall revert to 68,000,000 Pounds of PGP. If the Expansion Notice Effective Date does not occur because Purchaser does not timely provide an Expansion Notice to Enterprise, the Monthly Maximum Quantity will remain at 68,000,000 Pounds for the entirety of the Term. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

4 1.31 “Monthly Minimum Quantity” shall mean, with respect to a Contract Month, 46,000,000 Pounds of PGP; provided, however, if on the Expansion Notice Effective Date (if it occurs) the PDH II Effective Date has not yet occurred, then beginning on the Expansion Notice Effective Date (if it occurs) and continuing until the PDH II Effective Date, the Monthly Minimum Quantity shall be 53,000,000 Pounds of PGP; after the PDH II Effective Date occurs, the Monthly Minimum Quantity shall revert to 46,000,000 Pounds of PGP; provided further, however, notwithstanding the foregoing, during the period (x) from the Effective Date until the Expansion Notice Effective Date (if it occurs), Purchaser may elect, in its sole discretion, for the Monthly Minimum Quantity to be 30,00,000 Pounds of PGP for a maximum of 2 Contract Months during any Contract Year, and (y) from and after the Expansion Notice Effective Date (if it occurs) until the end of the Term, Purchaser may elect, in its sole discretion, for the Monthly Minimum Quantity to be 26,000,000 Pounds of PGP for a maximum of 2 Contract Months during any Contract Year. If the Expansion Notice Effective Date does not occur because Purchaser does not timely provide an Expansion Notice to Enterprise, the Monthly Minimum Quantity will remain at 46,000,000 Pounds for the entirety of the Term, and may be reduced pursuant to (x) above. 1.32 “Moody’s” shall mean Moody’s Investor Service. 1.33 “Nominated Quantity” shall have the meaning set forth in Section 5.1. 1.34 “Off-Spec Product” shall have the meaning set forth in Section 11.1. 1.35 “Original Index” shall have the meaning set forth in Section 4.2. 1.36 “Party” shall mean each of Enterprise or Purchaser. 1.37 “Parties” shall mean, collectively, Enterprise and Purchaser. 1.38 “Payment Cure Period” shall have the meaning set forth in Section 5.6(a). 1.39 “PDH II Effective Date” shall have the meaning given such term in the PDH II Sales Agreement. 1.40 “PDH II Sales Agreement” shall mean that certain Polymer Grade Propylene Purchase and Sales Agreement (PDH II) dated as of April 1, 2021 by and between Enterprise and Purchaser. 1.41 “Person” shall mean any natural person, corporation, company, partnership, general partnership, limited partnership, limited liability company, joint venture, trust, estate, business trust, or other form of incorporated or unincorporated organization, Governmental Authority or any other entity. 1.42 “PGP” shall mean polymer grade propylene meeting the PGP Specifications. 1.43 “PGP Price” shall have the meaning set forth in Section 4.1. 1.44 “PGP Specifications” shall mean the specifications for polymer grade propylene set forth in Exhibit B; provided, however, Enterprise reserves the right to modify, add to, or revise such specifications at any time and from time-to-time during the Term upon giving not less than 30 days prior written notice to Purchaser of the applicable modification, addition or revision; provided, however, for so long as the PGP Storage Lease is in effect, (i) no modification, addition or revision DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

5 to such specifications shall be made unless a corresponding modification, addition or revision (as applicable) is made to the specifications for polymer grade propylene set forth in PGP Storage Lease, and (ii) if there in any modification, addition or revision to the specifications for polymer grade propylene set forth in PGP Storage Lease, then a corresponding modification, addition or revision (as applicable) to the “PGP Specifications” hereunder shall be made effective concurrent with such modification, addition or revision to the specifications for polymer grade propylene set forth in PGP Storage Lease. 1.45 “PGP Storage Lease” shall mean that certain Storage Lease dated April 1, 2021 by and between Enterprise and Purchaser, as such agreement may be amended, supplemented, restated or otherwise modified from time to time as agreed between the Parties. 1.46 “Pound” shall mean 16 ounces avoirdupois weight. 1.47 “Purchaser” shall have the meaning set forth in the preamble of this Agreement. 1.48 “Purchaser’s Emissions Cost Allocation” shall have the meaning set forth in Section 9.2. 1.49 “Purchaser’s Past Due Amounts” shall have the meaning set forth in Section 5.5(a). 1.50 “Purchaser’s Share of Expenditures” shall have the meaning set forth in Section 9.2. 1.51 “Renewal Term” shall have the meaning set forth in Section 2.1. 1.52 “Replacement Index” shall have the meaning set forth in Section 4.2. 1.53 “Splitters” shall mean Enterprise’s propane-propylene splitter facilities located in the Mont Belvieu Complex. 1.54 “S&P” shall mean Standard & Poor’s. 1.55 “Taxes” shall have the meaning set forth in Section 9.1. 1.56 “Term” shall have the meaning set forth in Section 2.1. 1.57 “Terminalling Agreement” shall mean that certain Term Agreement for Exchange and Terminalling of Propylene FOB Houston Ship Channel Terminal dated April 1, 2021 by and between Enterprise and Purchaser, as such agreement may be amended, supplemented, restated or otherwise modified from time to time. ARTICLE II TERM This Agreement shall be effective on the Effective Date, and, unless sooner terminated as provided herein, shall continue thereafter for an initial term of 5 Contract Years (the “Initial Term”) and continuing thereafter for periods of 2 Contract Years each (each, a “Renewal Term”), unless either Party gives written notice to terminate no later than 12 Contract Months prior to the expiration of the Initial Term or the applicable Renewal Term, such termination to be effective as DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

6 of the end of the Initial Term or any such Renewal Term, as the case may be. As used in this Agreement, the “Term” shall mean the Initial Term and any Renewal Term, as applicable. ARTICLE III PURCHASE AND SALE OF PGP 3.1 PGP. The product to be sold and purchased in accordance with the terms of this Agreement is PGP. 3.2 Quantity. From and after the Effective Date, subject to the other provisions of this Agreement, Purchaser agrees to nominate, purchase and accept from Enterprise, and Enterprise agrees to sell and deliver to Purchaser, each Contract Month, at the Delivery Point, the Nominated Quantity of PGP for such Contract Month. ARTICLE IV PRICE; CHANGES IN INDICES; DEFICIENCY FEE 4.1 Price. With respect to each Contract Month, for each Pound of PGP delivered to the Delivery Point hereunder during such Contract Month, Purchaser shall pay to Enterprise, subject to adjustment pursuant to Section 9.2, a price determined as follows (as may be adjusted, the “PGP Price”): PGP Price (in cents per Pound rounded to 4 decimals) equals the Index. WHERE: “Index” shall mean the final price per Pound (in cents per Pound) as reported in the PetroChemWire LLC’s Monthly Spot Markets Summary (end of Month report), or its successor, for the pricing category “30 Day - Polymer Grade Propylene Mont Belvieu Pipe ($/lb)” in the “Weighted Average Prices” table for the Contract Month in which PGP is delivered to the Delivery Point. 4.2 Changes in Indices. If any of the published indices referenced in this Agreement (each, an “Original Index”) ceases to be published, the Parties shall cooperate in good faith to select an alternative replacement index (the “Replacement Index”) representative of the Original Index. If the Parties cannot agree upon a Replacement Index within 20 Business Days from the date that the Original Index ceased to be published, then either Party may cause the selection of the Replacement Index to be made pursuant to binding arbitration governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration, which rules are deemed to be incorporated by reference in effect on the Effective Date of this Agreement. With respect to such arbitration, (i) the number of arbitrators shall be 3, with each Party having the right to appoint 1 arbitrator, and who shall together within 30 days in accordance with such rules appoint a 3rd neutral arbitrator with at least 5 years of experience in the refined products and/or natural gas liquids industry, (ii) the location of the arbitration hearings shall be in Houston, Texas, (iii) the arbitrators shall make their decision and shall render a written opinion explaining their selection of the Replacement Index, (iv) the Parties hereby expressly waive any right of appeal to any court, and (v) there shall be no written transcript or record of the arbitration proceeding. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

7 ARTICLE V NOMINATIONS, STATEMENTS, TICKETING AND INVOICING 5.1 Nominations and Scheduling. Subject to the terms and condition of this Agreement, for each Contract Month, Purchaser shall, at least 15 days prior to the beginning of such Contract Month, provide Enterprise with a firm binding nomination upon each of Purchaser and Enterprise containing the quantity (in Pounds) of PGP (not to be less than the Monthly Minimum Quantity and not to exceed the Monthly Maximum Quantity) that Purchaser will purchase and receive in such Contract Month at the Delivery Point (the “Nominated Quantity”). 5.2 Invoices. On or before the 5th day of each Contract Month, Enterprise shall render to Purchaser an invoice for the net amount payable by Purchaser to Enterprise pursuant to this Agreement in respect of the PGP sold and delivered in the immediately preceding Contract Month (the “Billing Month”) plus prior period adjustments. Each invoice shall contain information sufficient to explain the amounts billed and itemized to show the following: (a) The quantity of PGP sold and delivered to Purchaser in such Contract Month, expressed in Pounds; (b) The PGP Price (including the pricing formula and related indices used in such pricing formula) for such Billing Month; (c) Adjustments to invoices previously rendered in respect of prior periods; and (d) The total amount payable pursuant to the invoice. Such invoices shall be sent by email to Purchaser at the following email address: Esenttia S.A. Attention: Procurement coordinator and Billing department Email: nicolas.perez@esenttia.co Copy: faccomputador@esenttia.co or to such other email address as Purchaser may hereafter designate in writing to Enterprise. 5.3 Payment. Subject to Section 5.7, no later than 15 days following the date of each invoice, Purchaser shall remit payment on such invoice to Enterprise; provided that if such due date falls on a Saturday, such payment will be due on the previous Business Day, and if such due date falls on a Sunday or another day other than Saturday which is not a Business Day, such payment shall be due on the following Business Day. Payments made hereunder shall be made to Enterprise by ACH or wire transfer of immediately available funds to the account listed on Enterprise’s invoice. 5.4 Audit Rights. Purchaser and Enterprise shall each have the right, on an annual basis during regular business hours and upon providing at least 3 Business Days’ advance notice and at the expense of the Party conducting the audit, to examine the relevant books and records of each other to the extent necessary to determine the accuracy of any statement, invoice, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. All errors shall be corrected and a billing adjustment paid promptly; provided, however, any invoice shall be final as to the Parties unless questioned in writing within 2 years after the date of such invoice. The disclosing Party may require that any such audit be made by an independent auditor under obligation of confidentiality. A Party shall not be required to disclose legally privileged DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

8 information. The auditing Party and its Affiliates shall be subject to the confidentiality provisions set forth in Section 16.4 with respect to any information obtained pursuant to any such audit. 5.5 Failure of Timely Payment. (a) If Purchaser fails to make timely payment to Enterprise of any amounts due to Enterprise hereunder that are not disputed in good faith pursuant to Section 5.7 (“Purchaser’s Past Due Amounts”), and if Purchaser still has failed to pay such Past Due Amounts 5 days after Enterprise has provided written notice of such failure to Purchaser (the “Payment Cure Period”), Enterprise may (i) immediately suspend performance of all obligations hereunder until such time as Purchaser has paid to Enterprise Purchaser’s Past Due Amounts in full, and/or (ii) immediately place Purchaser on a prepayment basis, by providing written notice of such to Purchaser, and requiring Purchaser to pay prior to the beginning of each Contract Month, the amount to be due for PGP to be purchased hereunder during such Contract Month, as reasonably estimated by Enterprise, and otherwise on terms satisfactory to Enterprise, by wire transfer, until arrangements are made for security satisfactory to Enterprise. In the event that (x) Purchaser fails to pay in full Purchaser’s Past Due Amounts 5 days after the expiration of the Payment Cure Period for such Purchaser’s Past Due Amounts, and/or (y) Purchaser refuses or otherwise fails to timely make any such prepayment, then, Enterprise will also have the additional right to terminate this Agreement upon written notice to Purchaser. (b) In the event either Party fails to make timely payment of any sums, except those contested in good faith, when due under this Agreement, interest will accrue at the lesser of (i) the prime rate as published in the “Money Rates” section of The Wall Street Journal plus 2%, or (ii) the highest interest rate allowed by applicable Law from the date payment is due until the date payment is made. (c) The rights and remedies set forth in this Section 5.5 are in addition to and not in lieu of any other remedy available to Enterprise under this Agreement, at law or in equity. 5.6 Adequate Assurances. If during the Term of this Agreement, Enterprise has commercially reasonable grounds for insecurity with respect to the performance of Purchaser’s (or its successors or permitted assigns) obligations pursuant to this Agreement, Enterprise may demand, in writing, adequate assurance of due performance, in the form of either a letter of credit or other security in an amount, form and with a term, in each case, deemed reasonable by Enterprise in its sole discretion. Enterprise may suspend performance under this Agreement if such adequate assurance is not received within 15 days of such written request. For the purposes of this Section 5.6, “commercially reasonable grounds for insecurity” includes, but is not limited to (i) Purchaser (or its successors or permitted assigns) fails to make timely payment of any sums when due under this Agreement (without giving effect to any Payment Cure Period) in any 2 Contract Months during any consecutive 12 Contract Month period, (ii) Enterprise is not provided with Purchaser’s financial statements as required by Section 5.8, or (ii) Enterprise determines, in its reasonable discretion, that Purchaser’s financial statements that are provided as required by Section 5.8 are not satisfactory or cause Enterprise reasonable concern with respect to Purchaser’s (or its successors or permitted assigns) ability to perform its obligations hereunder. 5.7 Disputed Invoices. If at any time during the Term of this Agreement, Purchaser disputes the amount payable to Enterprise for any PGP delivered, or any other obligations hereunder, Purchaser shall (to the extent such payment has not already been made) pay the amount Purchaser believes in good faith is due in accordance with the terms hereof and notify Enterprise in writing of the details of the dispute within 5 days after receipt of Enterprise’s invoice. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

9 5.8 Financial Statements. In the event Purchaser is not rated by both Moody’s and S&P, then, within 180 days after July 1st of each Contract Year, Purchaser shall provide its unaudited financial statements to Enterprise for the just completed 6 calendar months. Within 180 days after the end of each Contract Year, Purchaser shall provide its audited annual financial statements to Enterprise for the just completed Contract Year. ARTICLE VI DELIVERIES Enterprise shall cause all deliveries of PGP to Purchaser hereunder to be made at the Delivery Point no later than the end of the Contract Month in which such PGP was nominated pursuant to Section 5.1, and Purchaser shall accept delivery of PGP hereunder as and when delivered at the Delivery Point. ARTICLE VII TITLE AND RISK OF LOSS; CARE, CUSTODY AND CONTROL For all purposes under this Agreement: (i) title to, and risk of loss of or damage to, PGP sold hereunder shall pass from Enterprise to Purchaser as it passes the Measurement Meter, and (ii) care, custody and control of PGP sold hereunder shall pass from Enterprise to Purchaser as it passes the Measurement Meter. ARTICLE VIII MEASUREMENT 8.1 Quantity & Quality Measurements. All physical deliveries of PGP from Enterprise to Purchaser hereunder shall be measured and analyzed by Enterprise at the Enterprise-owned and operated meter located at or in the vicinity of the Delivery Point (each, a “Measurement Meter”) in accordance with the Measurement Procedures. The Measurement Meter will be operated in accordance with the Measurement Procedures. 8.2 Use of Quantity and Quality Measurements. The results of quantity and quality measurements, sampling and testing of the PGP physically delivered hereunder shall be deemed as conclusive and binding as to the quality and quantity of PGP measured, sampled or tested, absent fraud or manifest error. ARTICLE IX TAXES, FEES AND OTHER CHARGES; EMISSION REQUIREMENTS 9.1 Taxes, Fees and Other Charges. Any tax (including, without limitation, production, crude oil, excise, sales and use tax, any tax fee, or other charge levied for the purpose of creating a fund for the prevention, containment, cleanup and/or removal of spills and/or reimbursement of Persons sustaining loss therefrom, e.g. “Superfund” taxes), duty, license fee, or other charge (except any measured by or imposed against Enterprise’s net income) imposed by any Governmental Authority on the PGP, or its production, transportation, sale, use, delivery or other handling, and which is paid by Enterprise, or any such tax, that is passed onto Enterprise from a third-party supplier (collectively, “Taxes”), shall be added to the PGP Price and paid by Purchaser. As between the Parties, Purchaser shall be responsible for or shall reimburse Enterprise for ad valorem Taxes imposed or assessed against Enterprise in connection with all PGP sold hereunder. Purchaser will provide Enterprise with properly completed exemption certificates for any Tax from which Purchaser claims an exemption. It is understood and agreed that solely by virtue of DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

10 Purchaser’s assumption of responsibility for Taxes under this Section 9.1, Purchaser is not assuming any Superfund liability arising from the release of hazardous substances or waste, acts of pollution, general harm to the environment, or equivalent acts, including, but not limited to, responsibility for claims, damages, costs, fines, assessments or other such compensation related thereto; provided, however, nothing herein shall affect any such liability that Purchaser may otherwise have independent of this Section 9.1 for any of such matters, including, to the extent caused by Purchaser or due to Purchaser’s negligence or willful misconduct. PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD ENTERPRISE HARMLESS FROM AND AGAINST ANY CLAIMS WITH RESPECT TO TAXES FOR WHICH PURCHASER IS LIABLE HEREUNDER. 9.2 Emission Requirements. In the event a Governmental Authority imposes an Emission Requirement of general application upon facilities handling PGP that is enacted, promulgated, adopted or modified after the Effective Date (for which drafts materially in the form of the relevant Emission Requirement were not published prior to the Effective Date) and as a result of Enterprise’s production of the PGP at the Splitters and/or transportation of the PGP to the Delivery Point, Enterprise is required to install or make installations in or modifications to the Splitters and/or the facilities used to transport PGP to, and/or deliver PGP at, the Delivery Point, and the additional operational expenses of such items exceeds $1,000,000.00 in any Contract Year (the “Emissions Capital Costs”), and Enterprise directly or indirectly incurs an Emission Compliance Expense, Enterprise will reasonably determine the per Pound cost. Promptly after such determination by Enterprise, Enterprise shall notify Purchaser in writing of Purchaser’s pro-rata share of such Emissions Capital Costs and Emission Compliance Expenses attributable to PGP purchased and sold hereunder through a per Pound increase to the PGP Price (“Purchaser’s Emission Cost Allocation”). Purchaser shall have 30 days from receipt of such notice from Enterprise to notify Enterprise in writing whether Purchaser accepts or rejects Purchaser’s Emission Cost Allocation. If Purchaser delivers such notice to Enterprise electing to accept Purchaser’s Emission Cost Allocation (or fails to deliver such notice within such 30 day period, in which case, Purchaser shall be deemed to have accepted Purchaser’s Emission Cost Allocation), then the PGP Price shall be increased by Purchaser’s Emission Cost Allocation. If Purchaser delivers such notice to Enterprise electing to reject Purchaser’s Emission Cost Allocation, then Enterprise shall have the right to terminate this Agreement by delivering written notice thereof to Purchaser, provided notice of such right to terminate must be sent to Purchaser within 30 days following receipt by Enterprise of Purchaser’s rejection notice (it being understood that any such termination notice sent by Enterprise after such 30 day period shall not be effective). Unless Enterprise and Purchaser mutually agree in written, such termination by Enterprise shall be effective as of the end of the Contract Month following the Contract Month in which such notice from Enterprise is delivered to Purchaser. Enterprise shall provide Purchaser with information reasonably required to verify Enterprise’s increased PGP Price. Any such increase attributed to the Emissions Capital Costs will terminate once Enterprise shall have recovered the Emissions Capital Costs and Enterprise’s weighted average cost of capital attributable to the Emissions Capital Costs during a reasonably agreed to amortization period and as to the Emissions Compliance Expenses once said Emissions Compliance Expenses are no longer required. If an Emission Requirement prohibits Enterprise from receiving or Purchaser from making a reimbursement for Purchaser’s Emission Cost Allocation related to such Emission Requirement, there will be automatically added to this Agreement a provision which restores to Enterprise the same economic bargain as would have resulted if Purchaser, rather than Enterprise, had paid the Emission Compliance Expenses and be valid, legal and enforceable. Notwithstanding anything to the contrary contained herein, Enterprise shall only be permitted to impose the Purchaser’s Emission Cost Allocation hereunder after any Emission Requirement actually becomes effective; by way of example, if an Emission Requirement is announced in January 2024 but is not effective until March 2027, Enterprise is not permitted to deliver any notice for or otherwise impose any cost increases (or terminate the Agreement) until March 2027. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

11 ARTICLE X WARRANTIES Enterprise warrants that, at the time of delivery to Purchaser at the Delivery Point, (i) the PGP delivered to Purchaser hereunder shall conform to the PGP Specifications, (ii) Enterprise shall have good title to such PGP, and (iii) all such PGP shall be free and clear from all liens, encumbrances and adverse claims. EXCEPT AS OTHERWISE SET FORTH HEREIN, ENTERPRISE MAKES NO OTHER (AND PURCHASER AGREES IT IS NOT RELYING ON AND HEREBY WAIVES ANY AND ALL OTHER) WARRANTIES OR REPRESENTATIONS OF ANY KIND CONCERNING THE PGP, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES AS TO PGP QUALITY AND CHARACTERISTICS, WARRANTIES AS TO QUALITY OR CONFORMITY WITH PRIOR DESCRIPTIONS OR SAMPLES, OR THE ENVIRONMENTAL, HEALTH, OR SAFETY EFFECTS OF THE PGP. ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED. ARTICLE XI LIMITATION OF LIABILITY AND INDEMNITY 11.1 Limitation on Damages. Purchaser’s sole and exclusive remedy for claims that the propylene delivered to Purchaser under this Agreement does not meet the PGP Specifications (“Off-Spec Product”) shall be as set forth in this Section 11.1. If Enterprise delivers to Purchaser Off-Spec Product hereunder, the Parties shall first negotiate in good faith to attempt to reach a mutually agreeable reduced price for such Off-Spec Product, and, if a mutually agreeable price is agreed to, then all Off-Spec Product purchased by Purchaser for such mutually agreeable price shall be deemed “PGP” for purposes of the Parties’ respective purchase and sale obligations hereunder. If the Parties are unable to reach agreement on such a mutually agreeable reduced price, then at Purchaser’s option, it can elect to require Enterprise to replace the Off-Spec Product with PGP, and in such case, Purchaser shall promptly return the Off-Spec Product to Enterprise at the point(s) designated by Enterprise. 11.2 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY IN THIS AGREEMENT (EXCEPT SECTION 11.1), THE LIABILITY OF EACH PARTY TO THE OTHER HEREUNDER SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES, AND ALL OTHER DAMAGES ARE WAIVED, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES INCURRED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHER LEGAL OR EQUITABLE THEORY (INCLUDING TO ANY CLAIM OF FRAUD, MISREPRESENTATION OR FRAUDULENT INDUCEMENT OR ANY QUESTION OF VALIDITY OR EFFECT OF THIS AGREEMENT, INCLUDING THIS CLAUSE) ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT (INCLUDING ANY AMENDMENTS OR EXTENSIONS), INCLUDING, WITHOUT LIMITATION, LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS, WHETHER OR NOT SUCH PARTY KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED OR IS OTHERWISE IN FACT AWARE THAT SUCH LOSS OR DAMAGE MAY BE INCURRED, AND REGARDLESS OF SUCH PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE), FAULT OR LIABILITY WITHOUT FAULT. SUCH LIMITATION TO EXCLUDE DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

12 SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SHALL NOT (I) APPLY IN THE CASE OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (II) BE CONSTRUED AS LIMITING THE OBLIGATION OF THE OTHER PARTY TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS BY UNAFFILIATED THIRD PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES INCURRED BY SUCH UNAFFILIATED THIRD PARTY. NOTHING IN THIS SECTION 11.2 SHALL PRECLUDE OR OTHERWISE IMPAIR ENTERPRISE’S ABILITY TO INITIATE LEGAL ACTION AGAINST PURCHASER TO RECOVER THE PGP PRICE OF THE PRODUCT SOLD TO PURCHASER BY ENTERPRISE IN THE EVENT PURCHASER FAILS TO FULLY PAY FOR THE PRODUCT AS AGREED HEREUNDER. 11.3 Indemnity. SUBJECT TO SECTION 11.1 AND SECTION 11.2, FROM AND AFTER THE DATE HEREOF, EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE OTHER PARTY AND ITS AFFILIATES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF ANY KIND, AND ALL LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES OF WHATEVER NATURE, IN EACH CASE, ASSERTED BY PERSONS NOT AFFILIATED WITH THE PARTIES (INCLUDING WITHOUT LIMITATION COURT COSTS AND REASONABLE ATTORNEYS’ FEES, (I) TO THE EXTENT RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, ITS AFFILIATES OR ITS EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS OR SUBCONTRACTORS IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, (II) ARISING FROM OR RELATED TO ANY INJURIES TO OR DEATH OF ANY NATURAL PERSON OR DAMAGE TO OR LOSS OF PROPERTY OF ANY PERSON ATTRIBUTABLE TO ANY BREACH OF THE WARRANTIES SET FORTH IN ARTICLE X, OR (III) ARISING FROM OR RELATING TO ANY INJURIES TO OR DEATH OF ANY NATURAL PERSON OR DAMAGE TO OR LOSS OF PROPERTY OF ANY PERSON ATTRIBUTABLE TO THE PGP WHILE THE PGP IS IN THE CARE, CUSTODY, AND CONTROL OF THE INDEMNIFYING PARTY; PROVIDED, HOWEVER, THAT THE INDEMNIFYING PARTY WILL HAVE NO OBLIGATION UNDER THIS CLAUSE (III) TO THE EXTENT THAT INDEMNIFICATION IS REQUIRED UNDER CLAUSE (II). WHERE THE OCCURRENCE OR EVENT WHICH IS THE SUBJECT OF THE INDEMNIFIABLE CLAIM IS THE RESULT OF THE JOINT NEGLIGENCE OR WILLFUL MISCONDUCT OF PURCHASER, ENTERPRISE OR THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS OR SUBCONTRACTORS, EACH PARTY’S DUTY OF INDEMNIFICATION SHALL BE IN PROPORTION TO ITS ALLOCABLE SHARE OF SUCH JOINT NEGLIGENCE OR MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. ARTICLE XII CLAIMS Any claim for any shortages in quantity or defects in quality of PGP sold and delivered hereunder must be made by written notice to Enterprise within 60 days after the delivery giving rise to the claim or, in the case of non-delivery, from the date fixed for delivery; otherwise, any such claims are waived. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

13 ARTICLE XIII FORCE MAJEURE 13.1 Effect of Force Majeure. In the event either Purchaser or Enterprise is rendered unable, in whole or in part, by reason of Force Majeure to carry out its obligations under this Agreement, other than to make payments of amounts due hereunder, and upon such Party giving notice and reasonably full particulars of such Force Majeure event in writing (including email communication) to the other Party as soon as reasonably possible after the occurrence of the cause relied upon, then the obligations of the Party giving such notice, to the extent affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable diligence. If a Party is unable in part to carry out its obligations hereunder because of Force Majeure, it shall fulfill those of its obligations that it is able to carry out equitably with respect to its other commitments to customers or suppliers by allocating deliveries or capacity in a fair and equitable manner. This Agreement shall not be terminated by reason of any such cause, but shall remain in full force and effect, and this Agreement shall not be extended except by mutual agreement regardless of such curtailment or cessation. 13.2 Definition of Force Majeure. “Force Majeure”, as used herein, shall mean acts of God, strikes, lockouts, work stoppages or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, pandemics, fires, arrests and restraints of Governmental Authorities, rules and people, civil and criminal disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for making emergency repairs to or alterations of machinery or lines of pipe, freezing of lines or pipe, partial or entire failure or shutdown of the Splitters, other equipment or facilities necessary for the operation of the Splitters, necessary storage facilities, transportation facilities or separation facilities, regulations of a Governmental Authority or change in applicable Law, curtailment of, or other inability to obtain raw materials, necessary chemical additives or catalysts, and/or electric power or energy used in operating the Splitters and/or making PGP at the Splitters and/or receiving PGP hereunder and other causes, whether of the kind enumerated or otherwise and whether or not foreseeable, not within the reasonable control of the Party claiming such Force Majeure, all of which by the exercise of reasonable diligence such Party is or was unable to prevent or overcome; provided, however, that the settlement of strikes, lockouts, work stoppages or other industrial disturbances shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with the exercise of reasonable diligence shall not require the settlement of strikes, lockouts, work stoppages or other industrial disturbances by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty. The term Force Majeure shall likewise include those instances where either Purchaser or Enterprise is required or needs to obtain, keep in force or renew, permits, licenses, approvals, consents, easements and/or rights-of-way to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, keep in force or renew, or the delays on the part of such Party in acquiring, keeping in force or renewing, at a reasonable cost and after the exercise of Commercially Reasonable Efforts, such permits, licenses, approvals, consents, easements and/or rights-of-way. 13.3 Exceptions to Force Majeure. Notwithstanding Section 13.2, the following events shall not be considered Force Majeure: (i) economic hardship and changes in market conditions (including prices for PGP or any of its feedstocks, including energy) that affect supply or demand of PGP, (ii) the opportunity for Enterprise to sell PGP to be sold pursuant to this Agreement or any other product in the PGP value chain to another Person at a higher economic value than the PGP Price hereunder, (iii) the opportunity for Purchaser to purchase PGP or a substitute product from or DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

14 by another Person for a lower economic value than the PGP Price hereunder, or (iv) the inability of either Party to pay its obligations under this Agreement or any of its other obligations or debts as they become due. ARTICLE XIV DEFAULT; REMEDIES Unless (x) a different time period is otherwise expressly provided for in this Agreement, in which case such time period shall apply, or (y) a sole and exclusive remedy is otherwise expressly provided for in this Agreement, in which case such remedy shall apply and be the sole and exclusive remedy, if (i) a Party breaches any provision of this Agreement and if the breaching Party does not cure such breach within 30 days after written notice thereof has been given by the non-breaching Party, or if such breach cannot be cured within such 30-day period and the breaching Party does not commence a cure within such 30-day period and thereafter diligently pursue such cure to completion within 90 days, or (ii) any insolvency, bankruptcy, receivership or similar proceeding is initiated by or against a Party, or a Party enters into any arrangement or composition with creditors (other than for the purposes of a solvent reconstruction or amalgamation), or seeks liquidation, winding up, rearrangement, reorganization or adjustment of such Party or its debts (other than for the purposes of a solvent reconstruction or amalgamation), then the other Party may suspend performance of its obligations under this Agreement, without prejudice to any other rights or remedies it may have hereunder, at law or in equity, by giving 15 days’ prior written notice. ARTICLE XV ASSIGNMENT 15.1 Prior Consent Requirement. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, but it shall not be assignable, in whole or in part, by either Party without the express written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall be deemed reasonable in withholding its consent if (i) the assigning Party desires to assign less than all of such Party’s rights and obligations under this Agreement, (ii) the assigning Party’s proposed assignee does not provide adequate assurances of performance as required under Section 5.6 above, (iii) an event of default by the assigning Party has occurred and is continuing, (iv) the assigning Party’s proposed assignee does not assume in writing all the assigning Party’s obligations under this Agreement, (v) any litigation, regulatory proceeding or arbitral proceeding is then continuing between or among Purchaser or any of Purchaser’s Affiliates, on the one hand, and Enterprise or any of Enterprise’s Affiliates, on the other hand (whether or not there are other parties to such litigation or proceedings), or (vi) Purchaser’s proposed assignee is not in good standing with Enterprise or any of Enterprise’s Affiliates, as determined by Enterprise in its sole discretion, or Enterprise´s proposed assignee is not in good standing with Purchaser or any of Purchaser´s Affiliates as determined by Purchaser in its sole discretion, as applicable; provided, further, that this Agreement cannot be assigned unless both Parties agree in writing that the PGP Storage Lease and the Terminalling Agreement will be assigned simultaneously to the same Person. 15.2 Exceptions to Prior Consent. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber, or assign this Agreement or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an Affiliate of such Party who remains an Affiliate of such Party, or (iii) transfer or assign this Agreement to any Person succeeding to all or substantially all DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

15 of the assets of such Party by way of merger, reorganization, or otherwise; provided, however, that such assignee agrees in writing to be bound by the terms and conditions of this Agreement. 15.3 No Waiver. Notwithstanding anything herein to the contrary, any assignment of this Agreement shall not relieve such assigning Party from any responsibility, obligations or liability hereunder. 15.4 Assignment Non-Compliance. Any assignment not made in accordance with this provision will be null and void ab initio. ARTICLE XVI MISCELLANEOUS 16.1 Compliance with Law. Each Party shall comply with all applicable Laws in its performance of this Agreement. 16.2 Material Safety Data Sheets. Enterprise shall furnish to Purchaser Material Safety Data Sheets which provide warnings and safety and health information concerning the PGP. Purchaser shall undertake reasonable efforts to disseminate the information so as to warn of possible hazards to all natural persons whom Purchaser can reasonably foresee will be exposed to the hazards including, without limitation, those of Purchaser’s employees, agents, contractors and customers who are directly involved in the performance of this Agreement and exposed to such risks. 16.3 Confidentiality; Press Releases. Neither Party shall disclose any of the terms of this Agreement to an un-Affiliated Person without the other Party’s prior written approval, unless required or mandated to do so under applicable Law, by a Governmental Authority, or by a securities exchange. Neither Party shall release for publication or for advertising purposes any business or financial information relative to this Agreement (other than the terms of this Agreement, the disclosure of which is addressed in the first sentence of this Section 16.3) without the other Party’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), unless required or mandated to do so under applicable Law, by a Governmental Authority, or by a securities exchange. Either Party may disclose the terms of this Agreement to any such Party’s Affiliates, but the disclosing Party shall remain liable for any breaches of this Section 16.3 by such Affiliates. The Parties agree that neither Party shall issue a press release advertisement, public announcement or other form of publicity which includes information regarding this Agreement without the prior written consent of the other Party. 16.4 Notices. All notices, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given whichever is earlier (i) when delivered in person, (ii) when received by the addressee if sent by U.S. Postal Service Express Mail, Federal Express, or other express delivery service (receipt requested), (iii) by electronic email (with acknowledgement of receipt via a return electronic mail from the recipient), or (iv) by any other means as the Parties may agree from time to time in writing, in each case to the appropriate address or electronic mail address below (as such address may be changed from time to time upon written notice in compliance with this Section 16.4 given by the Party desiring to change such address or electronic mail address) or as otherwise provided in Section 5.3 with respect to invoices: DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

16 A. If to Purchaser: Esenttia S.A. Kilómetro 8 Vía Mamonal Cartagena, Colombia Attention: Jorge Gerdts Email: Jorge.gerdts@esenttia.co B. If to Enterprise: Enterprise Products Operating LLC 1100 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: Senior Vice President, Petrochemicals Email: PetChemNotices@eprod.com With a copy to: Enterprise Products Operating LLC 1100 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: General Counsel Email: GeneralCounsel@eprod.com 16.5 Governing Law; Jurisdiction; Venue; Expenses; Waiver of Jury Trial. THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, AND THE PARTIES’ PERFORMANCE HEREUNDER, SHALL BE CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF WHICH WOULD APPLY THE LAW OF ANOTHER JURISDICTION. EXCEPT FOR ISSUES REGARDING ANY ORIGINAL INDEX AS COVERED BY SECTION 4.2, ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHER LEGAL OR EQUITABLE THEORY (INCLUDING TO ANY CLAIM OF FRAUD, MISREPRESENTATION OR FRAUDULENT INDUCEMENT OR ANY QUESTION OF VALIDITY OR EFFECT OF THIS AGREEMENT, INCLUDING THIS CLAUSE) ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT (INCLUDING ANY AMENDMENTS OR EXTENSIONS), EACH PARTY EXPRESSLY AGREES TO EXCLUSIVE JURISDICTION AND VENUE IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS, INCLUDING PERSONAL JURISDICTION OVER THE PARTIES. EACH PARTY WAIVES ANY OBJECTION TO THIS FORUM (INCLUDING ANY VENUE OR INCONVENIENT FORUM GROUNDS) AND WAIVES ITS RIGHT TO TRANSFER VENUE FROM THE COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY SHALL AT ALL TIMES DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF TEXAS. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION 16.5 SHALL BE CONSTRUED AS A WAIVER OF THE RIGHT TO THE DISPUTE RESOLUTION PROVISIONS OF SECTION 4.2. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

17 16.6 Entirety-Changes. This Agreement comprises the entire agreement and supersedes all prior representations and understandings between the Parties concerning the subject matter hereof. No agreement amending, supplementing, or partly or wholly terminating this Agreement shall be binding on either Party unless in writing executed by its authorized representative. 16.7 Counterparts; Imaged Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile or electronic copy of this Agreement or any amendment hereto bearing the signature of a Party shall be binding upon such Party to the same extent as an original counterpart bearing such Party’s signature. This Agreement may be scanned and stored electronically, or stored on computer tapes and disks, as may be practicable. Neither Party shall object to the admissibility of any such imaged Agreement on the basis that such were not originated or maintained in documentary form under either the hearsay rule or the best evidence rule. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence. 16.8 Captions and Drafting. The topical headings shown for each article, section and sub-section in this Agreement are for the convenience of the Parties and shall not be deemed or taken to constitute any part of said article, section or sub-section or to alter the contents thereof in any way. The Parties acknowledge and agree that the terms and conditions of this Agreement were freely negotiated and drafted by the Parties and agree that this Agreement shall be construed and interpreted without the benefit of any canon of law or rule of construction that requires ambiguities or inconsistencies to be interpreted against the Party that drafted an agreement. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of pronouns and nouns shall include the plural and vice versa. Wherever used in this Agreement, unless the context clearly requires otherwise, (i) the terms “hereof,” herein,” hereunder,” and other words of similar import shall refer to this Agreement as a whole, (ii) the word “includes” and its syntactical variants mean “includes, without limitation,” and corresponding syntactical variant expressions, and (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate. 16.9 Waiver. Failure to exercise any right hereunder or to insist on strict performance of any obligation hereunder shall not be considered a waiver of such right or rights in the future. 16.10 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party. 16.11 No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third-party beneficiary of this Agreement. 16.12 Conflicts. In the event of a conflict or inconsistency between the provisions of Articles I through XVI of this Agreement and any provisions of any of the exhibits attached to this Agreement, Articles I through XVI shall take precedence and govern and control the rights, obligations and duties of the Parties. 16.13 Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any applicable Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

18 the intention of the Parties, to such law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. 16.14 Survival. Upon termination, cancellation, completion or expiration of this Agreement the following Articles and Sections of this Agreement shall survive until the fulfillment of any Party’s remaining obligations hereunder: Article I (as necessary to give effect to any other provisions of this Agreement that survive), Section 4.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Section 16.3, Section 16.5, Section 16.6, Section 16.7, Section 16.8, Section 16.9, Section 16.10, Section 16.11, Section 16.12, Section 16.13, this Section 16.14, and Section 16.16, and Section 16.17. Additionally, any other provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement shall continue as valid and enforceable until fulfillment of any Party’s remaining obligations thereunder notwithstanding any such termination, cancellation, completion or expiration. 16.15 Further Assurances. Each Party shall take such further acts, and shall execute and deliver such documents, as may be reasonably requested by the other Party to evidence or more fully effectuate the purposes of this Agreement. 16.16 Exhibits. All exhibits attached hereto and referred to herein are hereby made a part hereof and incorporated herein by such reference for all purposes. 16.17 Waiver of Immunities. Purchaser expressly and irrevocably waives and agrees not to assert a defense in any action or proceeding which may be commenced or asserted against Purchaser in connection with this Agreement to the fullest extent permitted by applicable law, with respect to Purchaser, on the grounds of sovereign immunity or other similar grounds, where Purchaser is a state or government owned or controlled entity, whether in whole or in part or otherwise, which status would otherwise entitle Purchaser to assert or allege the defense of sovereign immunity in any claim against it from: (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of Purchaser’s assets (whether before or after judgment, or (v) execution or enforcement of any judgment to which Purchaser might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity any proceedings. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written. ENTERPRISE PRODUCTS OPERATING LLC By: Enterprise Products OLPGP, Inc., its sole manager BY: _____________________________________ NAME: Chris D’Anna TITLE: Legal representative ESENTTIA S.A. BY: _____________________________________ NAME: Maria Inés Hurtado Burbano TITLE: Legal representative Exhibits: Exhibit A Measurement Procedures Exhibit B PGP Specifications DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 1 EXHIBIT A MEASUREMENT PROCEDURES ARTICLE I DEFINITIONS Acronyms and capitalized terms used in this Exhibit, but not otherwise defined in the Agreement, have the following meanings: “Agreement” means the agreement to which this Exhibit is attached. “API” means the American Petroleum Institute. “ASTM” means ASTM International. “Barrel” means 42 Gallons. “Base-Line Meter Factor” means the meter proving factor established after meter installation or maintenance that meets API guidelines for uncertainty and is the reference prove from which subsequent meter proves are compared. “Customer” means Enterprise’s counterparty to the Agreement. “Daily” means an action that occurs on a Day-by-Day basis at a specific time. “Day” means a period commencing at a local time on one calendar day agreed on by all parties involved and ending at the same time on the next calendar day. “DCF” means the dimensionless number obtained by dividing the density as determined by the use of the Pycnometer (or such similar device) by the density as measured by the densitometer. “Enterprise” means the Enterprise Products Partners L.P. affiliate contracting in the Agreement. “EVP” means the equilibrium vapor pressure. “Flowing Day” means a Day during which the stream to be measured actually flows. “Gallon” means a United States Gallon of 231 cubic inches of liquid at 60 degrees Fahrenheit and at the EVP of the liquid. “g/cc” means grams per cubic centimeter. “GPA” means GPA Midstream. “Inferred Mass Combined Factor Shift” means the absolute value of the sum of the Meter Factor shift and the DCF factor shift when used in inferred mass systems. “Meter Factor” means a dimensionless term obtained by dividing the gross standard volume or mass of liquid passed through the meter (as measured by a prover during proving) by the corresponding meter indicated volume at standard conditions. For subsequent metering operations, the throughput or gross measured volume or mass is determined by multiplying the indicated volume or mass registered by the meter times the Meter Factor. “Month” means a calendar month. “MPMS” means the Manual of Petroleum Measurement Standards as published by the API. “psig” means pounds per square inch gauge. “Purity Products” include polymer grade propylene, chemical grade propylene, normal butane and isobutane. “Pycnometer” means a double-walled, high-pressure vessel used to prove a densitometer. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 2 “Requesting Party” means the party requesting the applicable data. “Sending Party” means the party providing the applicable data. ARTICLE II DESIGN AND INSTALLATION Section 2.1 General A. Enterprise’s methods, standards, and Measurement Policy shall, at a minimum, meet relevant industry standards. B. Enterprise’s intent is to design, operate, and maintain its custody transfer measurement facilities in a manner to meet or exceed the criteria set out in the MPMS and the Enterprise Measurement Policy and Procedures, to comply with the Enterprise Measurement Engineering Standards, and to meet or exceed all pertinent governmental regulations. C. Natural gas liquids, including non-refrigerated ethane, demethanized mix (y-grade), propane, ethane-propane mixes, propylene, butanes, isomers of butene, and natural gasoline, delivered to or received by Enterprise shall be measured by either volumetric or mass measurement procedures, as determined solely by Enterprise, using a flow meter described in MPMS Chapter 5. D. The measuring facility shall be operated at a pressure greater than the EVP of the fluid at flowing conditions to ensure the stream is in a liquid state and contains no vapor, as determined by the appropriate chapter of the MPMS and the Enterprise Measurement Engineering Standards. E. All equipment employed in metering and sampling, and all equipment upstream and downstream of the measurement station, which might affect quantity and quality determinations, must be approved by Enterprise as to the type, materials of construction, method of installation, and maintenance. Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured. F. References to any API, GPA, ASTM, or similar publications encompass the latest edition, revision, or amendment thereof. From time to time, these chapters and sections are subject to change by their respective publishers, and such changes will supersede the specific references contained herein. Section 2.2 Measurement Equipment and Systems A. Flow Meters. Flow meters shall be installed in accordance with MPMS Chapter 5. B. Densitometers and Density Determination. 1. Enterprise does not allow the use of digital density meters. 2. Where required, densitometers, including Coriolis meters used for determining flowing density, shall be installed and calibrated in accordance with MPMS, Chapter 14. The output shall be connected directly into a flow computer capable of internally converting the densitometer’s output signal to corrected flowing density in g/cc. Proving is to be by entrapping a sample of the flowing stream at system conditions in a Pycnometer. The connections for the Pycnometer shall be installed in such manner as to ensure the same representative sample introduced to the densitometer is captured by the Pycnometer. The accuracy of the densitometer shall be verified at the time of the meter proving or when accuracy is in question. The accuracy of the densitometer must be within +/- 0.001 g/cc over the required range and repeatable to +/- 0.0005 g/cc. 3. Thermowells shall be installed to allow monitoring of the inlet and outlet temperature of the Pycnometer during calibration. 4. During a densitometer calibration, the difference between all outlet temperatures and pressures must be within +/-0.2 °F and +/- 5.0 psi of each other during the proof test. 5. For polymer grade propylene measurement, the density may be determined by the use sub-routine “Propyl”. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 3 6. For chemical grade propylene measurement, a density calculated using MPMS Chapter 11.3.3.2 may be used for density determination. When this calculated density is used, the Meter Factor shall be adjusted by a factor of 0.99871 to account for the composition changes. 7. For High Purity Isobutylene measured by a mass meter producing a mass pulse output, and mass proved, the meter does not need a densitometer. 8. Under no circumstances will a density measurement be utilized for transaction calculations without a proving or verification of the function during the ticket period. 9. Verification and calibration data will be supplied to Customer. 10. The proving intervals, tolerances, repairs, and methods of correction are the same as those provided elsewhere in this Exhibit, and the average of two successive Pycnometer provings will establish product flowing density, provided: (1) the two successive provings agree within 0.0005, and (2) the average of the two tests is within 0.0015 of the previously accepted calibration factor. C. Temperature Transmitters. Temperature transmitters shall be verified at the time of the meter proving using a certified thermometer or precision electronic temperature device. Temperature transmitters must exhibit a discrimination of at most 0.1o F, or better, and a variation between the flow computer display and a certified electronic or mercury liquid-in-glass thermometer no greater than 0.2o F. D. Pressure Transmitters. Pressure transmitters shall be verified at the time of meter proving using a reference gauge to ensure current readings exhibit pressure discrimination of not more than 1.0 psig, and the variation between the flow computer display and a certified test gauge does not exceed 3.0 psig. E. Flow Computers. Flow computers shall be capable of accepting pulses from the flow meter transmitter and signals from the pressure, temperature, and density transmitters. The flow computer shall convert, as required, and totalize these signals into flowing density, corrected flowing density, indicated volume, gross volume, mass, specific gravity at 60o F, and net volume. The flow computer and its operation shall comply with MPMS Chapter 21. For net volume determinations (for most products), the flow computer shall utilize the latest ASTM, API, and GPA standards for temperature and pressure corrections that are applicable to the product being measured. The weight of water shall be as provided in the latest version of GPA 2145. F. Composite Sampling Systems. Composite sampling is required for products transacted on a component Barrel basis and for quality verification of any product. If composite sampling is required, then the composite sampling system shall be installed and operated in accordance with GPA Standard 2174. The composite sampler shall be operated to collect flow-proportional samples, based on indicated volume. These samples shall be accumulated in and removed from floating-piston cylinders with mixing capability. ARTICLE III ACCOUNTING Section 3.1 Custody Transfer Tickets. Unless otherwise provided for by separate agreement, Enterprise shall furnish Customer with a batch custody transfer ticket, where batch may denote either quantity or time. Further, the batch shall be closed out at the start of Day on the first Day of the Month or such other period as Enterprise, in its sole discretion, may deem appropriate. When provided, Daily custody transfer tickets are for the period of one Day. Section 3.2 Volume-Basis Streams. Unless otherwise provided for by separate agreement, for streams transacted on a volume basis the ticket shall identify the product and state the net volume in Barrels of product measured, and all factors associated with its production. Section 3.3 Mass-Basis Streams. Unless otherwise provided for by separate agreement, for streams that are transacted on a mass basis the ticket shall identify the product, state the total mass measured in pounds, show product analysis, and 1 Based on the work of J.E. Gallagher, Shell Pipeline Corporation, “Chemical-Grade Propylene Density Measurement,” July 1983. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 4 show total component Barrels (if required). Where required, total pounds mass shall be converted to pounds of each component based on its weight fraction as determined by analysis. If required, the component pounds shall then be converted to equivalent Barrels of each component utilizing the calculation procedure outlined in MPMS Chapter 14. The component density in a vacuum shall be in accordance to GPA Standard 2145. If required, the ticket shall identify the product and state the total mass, product analysis, and total component Barrels. ARTICLE IV MAINTENANCE AND OPERATIONS Section 4.1 Measurement Basis A. Mass Measurement 1. Inferred Mass: Inferred mass measurement is accomplished utilizing a flow-proportional composite sampler (if required), volumetric flow meter, densitometer, and flow computer to convert gross volumetrically measured Barrels using density in g/cc at flowing conditions, and corrected for instrument error, to total pounds mass according to the following formula: Total Pounds = Indicated Barrels x Meter Factor x Flowing Density (g/cc) x 350.5069 x DCF Where: 350.5069 is a conversion factor for converting g/cc to pounds/Barrel. 2. Direct Mass: Coriolis measurement is accomplished by utilizing a Coriolis meter and a flow computer to accumulate mass pulses from the flow meter transmitter and report in pounds. Measured pounds mass is calculated according to MPMS Chapter 5.6. B. Volumetric Measurement. Volumetric measurement may be accomplished utilizing a flow computer, a flow meter outputting volume pulses, and temperature and pressure transmitters. Where applicable, a densitometer shall be installed. In the case of purity products, Enterprise reserves the right to use a fixed specific gravity at 60o F and 14.696 psia in lieu of a densitometer for flow calculations. The proper API, ASTM, and GPA standards shall be used to calculate and totalize net Barrels. Section 4.2 Provings and Tolerances A. General 1. Meter provings, calibration of instruments, and maintenance of measurement equipment will normally be performed by Enterprise personnel, but these functions may be delegated to responsible third-party contractors under the direction of an Enterprise representative. 2. All provings shall be by the applicable MPMS standard. 3. For meters outputting a mass pulse: i. The prover shall be equipped with a densitometer installed and proved in accordance with MPMS Chapter 14. However, for polymer grade propylene, the density may be determined by the use of sub-routine “Propyl”, and for chemical grade propylene, MPMS Chapter 11.3.3.2 may be used to determine flowing density. ii. The Coriolis meter shall be proved as an inferred mass proving in accordance with MPMS Chapter 5.6. 4. For meters outputting a volume pulse: i. A live flowing density signal or fixed specific gravity at 60o F shall be used in the proving calculations. ii. The density measurement, if present, shall be verified using standard practices as outlined in MPMS Chapters 14. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 5 5. Unless otherwise impractical, no work shall be performed on the measuring element of a meter without first proving the meter. B. Proving Intervals 1. Each meter shall be proven when initially placed into service and immediately prior to and after maintenance. 2. Subsequent provings shall be made at least every 31 Flowing Days, not to exceed 45 Flowing Days. However, if operational issues, weather, or unavailability of a prover or prover contractor prevent the proving within 31 Flowing Days, then the proving interval may be extended to 45 Flowing Days. 3. If the consistency of the Meter Factor allows, and both parties agree, the proving interval between provings may be extended to up to six months. 4. If a party requests an unscheduled prove, then such party shall pay for all costs of the unscheduled prove unless the prove determines the instrumentation is outside of the applicable tolerances. Each party shall allow the other party to witness all provings made to measurement facilities. Proving will be conducted monthly or more frequently as the parties may elect. C. Meter Factor 1. When a meter is proved after initially being placed in service, a Base-Line Meter Factor shall be established. 2. If any maintenance is performed on a meter or a meter is replaced, a new Base-Line Meter Factor shall be established. 3. The new Meter Factor shall be used after each successful proving if it meets the proving criteria herein. D. Ticket Corrections. If the new Meter Factor deviates from the previous Meter Factor under like operating conditions by more than plus or minus 0.0025, then 1/2 of the volume measured since the previous proving shall be corrected using the new Meter Factor. If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be corrected using the new Meter Factor. The new Meter Factor may not be used to correct volumes measured more than 31 Flowing Days prior to the new proving, unless the Flowing Days between proves exceeds 31 Flowing Days, in which case the correction shall be for the Flowing Days between proves. If a correction is required, then a correction ticket shall be issued for the quantity corrected. E. Inferred Mass Combined Factor Shift: The mass measurement objective for inferred mass meters is 0.25% accuracy. In the inferred mass equation, both the Meter Factor and DCF are weighted equally. Therefore, a corrected meter ticket will only be written when the absolute value of the sum of the Meter Factor shift and DCF shift is greater than 0.0025. The following are examples: 1. Example 1: A meter exhibiting a shift in Meter Factor of 0.0024 combined with a densitometer exhibiting a DCF shift of -0.0018, would not require a meter ticket correction, as the sum of these two shifts results in a total factor shift of 0.0006. 2. Example 2: A meter exhibiting a shift in Meter Factor of -0.0024 combined with a densitometer exhibiting a DCF shift of -0.0018, would require a meter ticket correction, as the sum of these two shifts results in a total shift of 0.0042. F. Corrective Actions 1. If, as a result of a meter proof, a new Meter Factor deviates more than 0.0025 from the previous Meter Factor but less than 0.0050 from the Base-Line Meter Factor, then Enterprise’s field representative shall determine the corrective action, if any, to be taken. 2. If, as a result of a meter proof, the new Meter Factor deviates 0.0050 or more from the Base-Line Meter Factor, then the Enterprise field representative shall determine the corrective action, if any, to be taken, including removal, inspection, cleaning of the internals, repairing, zero verification, and replacing. If there is build-up on DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 6 the internals, then the element or meter shall be cleaned and the meter re-proved. If physical repairs are made (e.g., replacement of a turbine rotor), then the meter shall be re-proved to establish a new Base-Line Meter Factor. 3. For mechanical flow meters requiring a wear-in period, after a 24-hour wear-in period, the meter shall be re-proved and if the Meter Factor changes more than plus or minus 0.0025 from the new Base-Line Meter Factor, then 1/2 of the volume measured shall be corrected using the latest Meter Factor. 4. For Coriolis meters, if the zero changes or the meter is cleaned, repaired, or replaced, then the meter shall be re-proved to establish a new Base-Line Meter Factor. The meter shall be zero verified and, if necessary, re-proved. If the Meter Factor changes more than plus or minus 0.0025 from the new Base-Line Meter Factor, then 1/2 of the volume measured shall be corrected using the latest Meter Factor. G. Enterprise or its designee shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report. A correction to the ticketed amount shall be issued. H. If Customer’s representative is not present during the proving, then Enterprise shall, if requested by Customer, within two business Days: (i) notify Customer of the findings; (ii) provide Customer with a meter proving report stating the findings, method of repair, and calculations used in making the correction; and (iii) provide Customer with a correction ticket for the amount corrected. Section 4.3 Custody Measurement Station Failure A. If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the volume shall be determined or estimated (as mutually agreed to by the parties) by one of the following methods in the order stated: 1. by using data recorded by any accurately registering check measuring equipment; 2. by correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or 3. by using such other method as the parties agree upon. Section 4.4 Sampling Procedures A. Purity Products do not require sampling. B. For all Flow proportional composite samples shall be removed from the composite sampler at the same time the meter is read and a custody ticket issued. C. Samples shall be analyzed pursuant to the appropriate test method specified by the applicable product specifications or contract. D. Three samples shall be taken from the composite sampler. One sample shall be retained by Enterprise for analysis, the second sample shall be retained by Customer for analysis, and the third shall be held as a referee. If Enterprise has taken custody, then its sample shall be analyzed and the analysis used to account for transfer. If Customer has taken custody, then its sample shall be analyzed using the Enterprise-specified test method and the analysis used to account for transfer. E. If requested, the referee samples shall be held for a period as agreed upon by the connecting party or a minimum of 30 Days from the date of sampling. F. If a malfunction of the sampling occurs resulting in no sample being taken or in an unrepresentative sample being obtained, then the following procedure shall be utilized in the order stated: DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 7 1. the sample collected by any on-stream, back-up sampling device that has extracted a sample in proportion to the volume delivered shall be used; 2. an average of the composite samples taken over a mutually agreed time frame, not to exceed the last three months of properly sampled deliveries shall be used; 3. Daily grab samples shall to be used for the time in question; or 4. such other method as the parties may agree upon shall be used. G. Quality Testing. Where multiple sampling methods are allowed, Enterprise, in its sole discretion, will determine the preferred method. H. Cost of Referee Sample Analysis. If, as a result of the third-party laboratory analyzing the referee sample, the Enterprise analysis is used, then Customer is responsible for the applicable third-party laboratory costs. If, as a result of the third-party laboratory analyzing the referee sample, Customer analysis is used, then Enterprise is responsible for the applicable third-party laboratory costs. ARTICLE V MEASUREMENT DISPUTE RESOLUTION Section 5.1 Mass and Volume Metering. If both the Enterprise metering facility and the Customer metering facility are installed, operated, and maintained according to their respective measurement standards, both of which shall meet or exceed API standards, and the difference in measurement of mass or volume is less than or equal to 0.25%, then Enterprise’s measurement of mass or volume, whichever the case may be, will be deemed correct. If the difference is more than 0.25%, then Enterprise and Customer shall resolve the dispute by working together, using the best available information. Section 5.2 Analytical. Analytical disputes must be based upon laboratory analysis, using the Enterprise-specified test method, of both the Enterprise sample and the Customer sample from the custody sampler (as described above). After analyzing their respective samples according to the Enterprise-specified test method, if Customer and Enterprise are in disagreement, then they shall each send the other a copy of their respective sample results, and if the sample results differ by more than the GPA 2186/2177 reproducibility limits for one or more components, then the referee sample shall be taken to a mutually agreed upon third-party laboratory, which shall analyze the sample in accordance with the Enterprise-specified test method. If the third-party laboratory and Enterprise analyses disagree by more than the GPA 2186/2177 reproducibility limits for one or more components, then the third-party lab results shall be accepted by Customer and Enterprise as final and conclusive for the composition of the stream. If the third-party laboratory and Enterprise analyses agree within the reproducibility limits of GPA 2186/2177, then the Enterprise analysis shall be accepted by Customer and Enterprise as final and conclusive for the composition of the stream. Section 5.3 All other measurement disputes. Enterprise and Customer shall work together, using the best available information, to resolve the dispute. ARTICLE VI WITNESSING Section 6.1 Provings. Enterprise and Customer are each responsible for proving its respective measurement facilities. Each party shall allow the other party to witness all provings. For scheduled measurement facilities provings, a party shall give the other party at least 72 hours’ advance written notice of the date and time of the scheduled prove. Section 6.2 Use of out-of-tolerance equipment. A Customer’s witness signature does not constitute the approval of the use of out-of-tolerance equipment, but said signature does attest to the validity of the proving report. Section 6.3 Sampling. Each party may witness the other party’s sampling. The party performing such sampling shall provide the other party at least 48 hours’ advance notice of any such sampling. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

Exhibit A – Page 8 ARTICLE VII AUDIT RIGHTS Each party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other party which relate to the measurement, composition or handling of the product being delivered under the Agreement. Each party may audit such records once a year at any reasonable time or times within 24 months of the rendition of any statement or invoice forming the basis of such claim, and neither party shall make claim on the other for any adjustment after said 24 month period. The party requesting the audit must give the other party at least 30 days’ written notice. ARTICLE VIII DATA ACCESS Section 8.1 Data Access. Requesting Party may access Sending Party’s electronic measurement equipment to acquire certain data as further described below. Requesting Party will only have access to such electronic measurement data in a format established by Sending Party, which will not interfere with the operation of Sending Party’s facilities. Requesting Party recognizes that the data acquired from any electronic equipment is “raw” data, subject to further refinement, correction, and/or interpretation. Sending Party has no obligation to provide data to Requesting Party during times of maintenance, repair, or other activities by Enterprise that interrupt operations and/or due to events of Force Majeure. Sending Party has no obligation to advise Requesting Party of any such interruptions, or otherwise to verify the integrity of such data at any time. Sending Party shall make necessary connections to its electronic measurement equipment to provide Requesting Party with the following categories of data: A. pressure; B. temperature; C. instantaneous flow; D. total flow today; and E. such other data as the parties may agree to in writing. Section 8.2 Data Transfer. Data transfer will occur via a serial data link between Enterprise and Customer. Customer is responsible for the data and communications beyond this connection. Section 8.3 SCADA. Flow and metering data gathered and sent via SCADA monitoring equipment will not be used to determine Product quality and quantity for custody transfer calculations. ARTICLE IX RIGHT TO CHANGE Enterprise reserves the right, from time to time, to make: (1) non-substantive changes to this Exhibit; and (2) changes to this Exhibit driven by industry practice, governmental regulations, or Enterprise’s reasonable operational requirements. Such changes will be made on a non-discriminatory basis to similarly situated customers, and such changes will become effective 30 Days after written notice of the changes is sent to Customer. DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

DocuSign Envelope ID: 2B7A1C8A-A220-4A4E-9E1E-347CAF708643

EXHIBIT B

ENTERPRISE PRODUCTS OPERATING LLC		
Polymer Grade Propylene Specification		
COMPONENT	**TEST METHOD**	**SPECIFICATION**
Propylene	ASTM D2163M	99.5 wt. % min.
Propane	ASTM D2163M	0.5 wt. % max.
Ethane	ASTM D2163M	325 wt. ppm max.
Methane	ASTM D2163M	115 wt. ppm max.
Ethylene	ASTM D2163M	10 wt. ppm max.
Isobutane and N-Butane	ASTM D2163M	15 wt. ppm max.
Butadienes	ASTM D2163M	1 wt. ppm max.
Butylenes	ASTM D2163M	1 wt. ppm max.
Acetylene	ASTM D2163M	1 wt. ppm max.
Methyl Acetylene	ASTM D2163M	1 wt. ppm max.
Propadiene	ASTM D2163M	1 wt. ppm max.
Hydrogen	ASTM D2504/PDHID	1 wt. ppm max.
Oxygen	ASTM D2504/PDHID	1 wt. ppm max.
Carbon Monoxide	UOP603/D2504	0.1 wt. ppm max.
Carbon Dioxide	UOP 603/ASTM D2505	1 wt. ppm max.
Carbonyl Sulfide	GC-MS	0.025 wt. ppm max.
Sulfur	GC-MS	0.5 wt. ppm max.
Arsine	GC-MS	0.05 wt. ppm max.
Phosphine	GC-MS	0.03 wt. ppm max.
Water	ASTM D5454M (on-line)	1 wt. ppm max.
Total Oxygenates	GC-MS	2 wt. ppm max.
Ammonia	Hach-8038	0.2 wt. ppm max.

Enterprise may have modified and reserves the right to modify without notice the specified test procedures; provided, however, that any test procedure so modified provides sensitivity and reproducibility reasonably equivalent to the current procedure.

Enterprise may certify certain components by on-line analyzer. On-line analyzer methodology shall meet accepted industry practice and be comparable in sensitivity and reproducibility to the procedure referenced in these specifications.

Certain components are not tested continuously. Enterprise's capability to meet specifications has been demonstrated by past performance. Enterprise's laboratory shall verify continuing performance and certify Polymer Grade Propylene as meeting specifications using the above test procedures on a regularly established schedule.

Exhibit B – Page 1